Exhibit 1.01

Exhibit 1.01 to GigPeak (formerly GigOptix) Form SD for the reporting period from January 1 to December 31, 2015
Conflict Minerals Report

Design of Conflict Minerals Program - Our conflict minerals program is in conformity with the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition, and related Supplements on Tin, Tantalum and Tungsten and on Gold (collectively, “OECD Guidance”), specifically as it relates to our position in the minerals supply chain as a “downstream” purchaser. Summarized below are the design components of our conflict minerals program as they relate to the five-step framework set forth in the OECD Guidance.
I.	Establish strong company management systems
a.	Operate an internal “Conflict Minerals” team led by our Corporate Quality Department to implement our Conflict Minerals Sourcing Policy, which is posted on our website at www.gigpeak.com. Regularly review such implementation efforts with our Chief Executive Officer (“CEO”) and senior management.
b.	Implement a supply chain system of controls and transparency through the use of due diligence tools created by the Conflict-Free Sourcing Initiative (“CFSI”) which includes the Conflict Minerals Reporting Template (“CMRT”), a supply chain survey designed to identify the smelters and refiners that process the necessary conflict minerals contained in our product.
c.	Incorporate requirements related to conflict minerals in our standard template for supplier approval process so that current and future suppliers are obligated to comply with our policies on conflict minerals, including participation in a supply chain survey and related due diligence activities.
d.	Incorporate requirements related to conflict minerals in our standard template for supplier approval process so that current and future suppliers are obligated to comply with our policies on conflict minerals, including participation in a supply chain survey and related due diligence activities.
e.	Maintain records relating to our conflict minerals program in accordance with our record retention guidelines.
f.	Enable employees and suppliers to report any concerns relating to our conflict minerals program.
II.	Identify and assess risks in our supply chain
a.	Identify direct suppliers that supply products to GigPeak that may contain conflict minerals.
b.	Conduct a supply chain survey using the CMRT, requesting direct suppliers to identify smelters and refiners and country of origin of the conflict minerals in products they supply to GigPeak.
c.	Contact direct suppliers that do not respond to the supply chain survey by a specified date, requesting their responses.
d.	Compare smelters and refiners identified by the supply chain survey against the list of facilities that have received a “conflict free” designation from the Conflict Free Smelter Program (“CFSP”) or other independent third party audit program, which designations provide country of origin and due diligence information on the conflict minerals sourced by such facilities.
e.	Document country of origin information for the smelters and refiners identified by the supply chain survey.
III.	Design and implement a strategy to respond to identified risks
a.	Design and adopt a risk management plan that includes due diligence reviews of suppliers, smelters and refiners that may be sourcing or processing conflict minerals from the Covered Countries which may not be from recycled or scrap sources
b.	Implement a risk mitigation response plan to monitor and track suppliers, smelters and refiners identified as not meeting the requirements set forth in our Conflict Minerals Sourcing Policy or contractual requirements to determine their progress in meeting those requirements.
c.	Perform risk mitigation efforts to bring suppliers into conformity with our Conflict Minerals Sourcing Policy and contractual requirements, which efforts may include working with direct suppliers to consider an alternative source for the necessary conflict minerals.

d.	Provide progress reports to our CEO and senior management summarizing our risk mitigation efforts.
e.	When required by the Rule, obtain an independent private sector audit of this Report.
IV.	Support the development and implementation of independent third party audits of smelters’ and refiners’ sourcing
a.	Support development and implementation of due diligence practices and tools such as the CMRT through encouraging use of the tool throughout the supply chain.
b.	Support third party audits of supply chain by using the Smelter and Refiner lists as an integral part of our reporting.
V.	Report on supply chain due diligence
a.	Publicly communicate our Conflict Minerals Sourcing Policy on our company website at www.GigPeak.com
b.	Report annually on our supply chain due diligence activities by publicly filing with the SEC.

Due Diligence
In October of 2012, GigPeak adopted the tools of the Electronic Industry Citizenship Coalition, Incorporated and Global e-Sustainability Initiative (EICC-GeSI) for conflict minerals.  Our Conflict Minerals Policy was established and published on our company website at www.gigpeak.com.

GigPeak implemented the requirement on our entire supply chain to use the EICC-GeSI template to identify smelter and mining source information for the tin, tantalum, tungsten and gold in the items supplied to GigPeak.  This information is required regardless of whether the supplier is subject to the SEC requirements directly.

We sent 92 letters to our entire Approved Vendors List (AVL) requesting the completed EICC-GeSI template in 2012.  We learned that the conflict mineral reporting process does not apply to many of our vendors that provide services such as test or packaging that does not involve supplying any metals.  We ended up with 58 responses which we combined into our company level reporting.  We used this report, compiled in template Version 1 of the EICC-GeSI Conflict Minerals Reporting template, to respond to our customers which requested information from us.

In June of 2013, GigPeak updated to template Version 2.02.  Version 2.02 enabled the EICC Smelter ID for most smelters to be readily available.  This Smelter ID enables GigPeak to readily determine which smelters are “active” in the EICC-GeSI Conflict-Free Smelter Program (CFSP) and which ones are compliant Conflict-Free Smelters.

Active Smelters & Refiners
Smelters and refiners are identified as Active in the Conflict-Free Smelter Program once they submit a signed Agreement for the Exchange of Confidential Information (AECI) and Auditee Agreement contracts. If a smelter or refiner that has been identified as Active is deemed by the CFSP to not be progressing toward an audit, gap closure, or re-audit for more than 90 days, that smelter or refiner will be removed from the Active list. A company that is unresponsive for 45 days will be removed from the Active list.

Conflict-Free Smelters and Refiners
These lists includes the names, locations and links to conflict minerals policies of all smelters or refiners that are compliant with the relevant Conflict-Free Smelter Program assessment protocols.  There is a separate list for tantalum, tin and tungsten smelters and gold refiners.

In December of 2013, when requested by customers, GigPeak segregated reporting at the product line level for our HX product line.

In January 2014, GigPeak began a complete recycle of the entire process to prepare for the SEC filing of the 2013 reporting period results.  We assembled a team to review the entire AVL, categorize vendors that supply metals and identify vendors by GigPeak product line.  This categorization enabled us to provide complete EICC-GeSI Conflict Minerals Reporting templates to our customers by product line.

100% of the 45 GigPeak vendors that supply metal responded with completed EICC-GeSI templates by March 2014.  GigPeak compiled all inputs into a company level template using EICC-GeSI Conflict Minerals Reporting template Version 2.03a.

As a result of our due diligence prior to 2015, GigPeak found no DRC conflict minerals in the supply chain, but less than 100% of the smelters and refiners were deemed compliant with the relevant Conflict-Free Smelter Program assessment protocols by the EICC-GeSI.

January 2015 began a new cycle for GigPeak to prepare for the SEC filing of the 2014 reporting period results.  Building off of our prior experience, we assembled the team to again review the AVL.  We eliminated 9 vendors from our list as we did not source from them in 2014.  100% of the 36 GigPeak vendors that supply metal responded with completed EICC-GeSI templates.  GigPeak compiled all inputs into a company level template using EICC-GeSI Conflict Minerals Reporting template Version 3.02.  Upgrading to the latest EICC-GeSI template version (Version 3.02) provided us with the most current information on compliant smelters.  Again we categorized by product line enabling us to provide complete EICC-GeSI Conflict Minerals Reporting templates by product line to our customers that request our information.

As a result of our due diligence conducted in 2015, GigPeak found no DRC conflict minerals in the supply chain, but less than 100% of the smelters and refiners were deemed compliant with the relevant Conflict-Free Smelter Program assessment protocols by the EICC-GeSI.

Our 2016 process for the SEC filing of the 2015 period kicked off in February with the annual AVL review.  We identified 37 vendors that supplied metal for our products during 2015.  100% of the identified vendors responded with completed EICC-GeSI templates.

During our due diligence conducted in 2016, GigPeak has found no DRC conflict minerals in the supply chain, but less than 100% of the smelters and refiners have been deemed compliant with the relevant Conflict-Free Smelter Program assessment protocols by the EICC-GeSI.

On April 5, 2016, we acquired Magnum Semiconductor, Inc. (“Magnum”), which is outside the period covered by this report.  Magnum will be included in next year’s Conflict Minerals due diligence efforts as set forth in the Future Due Diligence Section below.

Product Description
Since conflict minerals are necessary to the functionality or production of our products, and less than 100% of the smelters and refiners have been deemed compliant, we are required to provide a description of these products, the facilities used to process the necessary conflict minerals in those products, if known, the country of origin of the necessary conflict mineral in those products, if known, and the efforts to determine the mine or location of origin with the greatest possible specificity.

During this reporting period, we identified the following products that may contain necessary conflict minerals:
•	40Gb/s, 100Gb/s and 400Gb/s Drivers and TIAs for fiber-optic telecommunications and data-communications networks.
•	High performance MMIC solutions that enable next generation wireless microwave systems up to 90GHz.
•	Custom ASIC and Structured ASIC products.

Facilities, country of origin and efforts to determine the mine or location of origin with the greatest possible specificity:

GigPeak required all of our supply chain to report all smelter and mining source information for the tin, tantalum, tungsten and gold in the items supplied to GigPeak.  Since we have a multi-tiered supply chain, this required our vendors to flow the requirement through the chain until each smelter or refiner was identified.

Table 1 Facilities which, to the extent known, processed the necessary conflict minerals in GigPeak products.

Metal	Smelter or Refinery Name
Gold	Aida Chemical Industries Co., Ltd.
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.
Gold	AngloGold Ashanti Córrego do Sítio Mineração
Gold	Argor-Heraeus S.A.
Gold	Asahi Pretec Corp.
Gold	Asaka Riken Co., Ltd.
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.
Gold	Aurubis AG
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Gold	Boliden AB
Gold	C. Hafner GmbH + Co. KG
Gold	CCR Refinery - Glencore Canada Corporation
Gold	Chimet S.p.A.
Gold	Dowa
Gold	Eco-System Recycling Co., Ltd.
Gold	Heimerle + Meule GmbH
Gold	Heraeus Ltd. Hong Kong
Gold	Heraeus Precious Metals GmbH & Co. KG
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.
Gold	Ishifuku Metal Industry Co., Ltd.
Gold	Istanbul Gold Refinery
Gold	Asahi Refining USA Inc.
Gold	Asahi Refining Canada Ltd.
Gold	JX Nippon Mining & Metals Co., Ltd.
Gold	Kennecott Utah Copper LLC
Gold	Kojima Chemicals Co., Ltd.
Gold	LS-NIKKO Copper Inc.
Gold	Materion
Gold	Matsuda Sangyo Co., Ltd.
Gold	Metalor Technologies (Hong Kong) Ltd.
Gold	Metalor Technologies S.A.
Gold	Metalor USA Refining Corporation
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.
Gold	Mitsubishi Materials Corporation
Gold	Mitsui Mining and Smelting Co., Ltd.
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.
Gold	Navoi Mining and Metallurgical Combinat
Gold	Nihon Material Co., Ltd.
Gold	Elemetal Refining, LLC

Gold	Ohura Precious Metal Industry Co., Ltd.
Gold	PAMP S.A.
Gold	Rand Refinery (Pty) Ltd.
Gold	Royal Canadian Mint
Gold	Samduck Precious Metals
Gold	SEMPSA Joyería Platería S.A.
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.
Gold	Solar Applied Materials Technology Corp.
Gold	Sumitomo Metal Mining Co., Ltd.
Gold	Tanaka Kikinzoku Kogyo K.K.
Gold	The Refinery of Shandong Gold Mining Co., Ltd.
Gold	Tokuriki Honten Co., Ltd.
Gold	Umicore S.A. Business Unit Precious Metals Refining
Gold	United Precious Metal Refining, Inc.
Gold	Valcambi S.A.
Gold	Western Australian Mint trading as The Perth Mint
Gold	Yamamoto Precious Metal Co., Ltd.
Gold	Yokohama Metal Co., Ltd.
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Gold	Zijin Mining Group Co., Ltd. Gold Refinery
Gold	Umicore Precious Metals Thailand
Gold	Faggi Enrico S.p.A.
Gold	Republic Metals Corporation
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH
Tantalum	Changsha South Tantalum Niobium Co., Ltd.
Tantalum	Conghua Tantalum and Niobium Smeltry
Tantalum	Duoluoshan
Tantalum	Exotech Inc.
Tantalum	F&X Electro-Materials Ltd.
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.
Tantalum	Hi-Temp Specialty Metals, Inc.
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.
Tantalum	Jiujiang Tanbre Co., Ltd.
Tantalum	LSM Brasil S.A.
Tantalum	Mineração Taboca S.A.
Tantalum	Mitsui Mining & Smelting
Tantalum	Molycorp Silmet A.S.
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.
Tantalum	Solikamsk Magnesium Works OAO
Tantalum	Taki Chemicals
Tantalum	Telex Metals
Tantalum	Ulba Metallurgical Plant JSC
Tantalum	Zhuzhou Cemented Carbide
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.
Tantalum	Plansee SE Liezen

Tantalum	H.C. Starck Co., Ltd.
Tantalum	H.C. Starck GmbH Goslar
Tantalum	H.C. Starck GmbH Laufenburg
Tantalum	H.C. Starck Hermsdorf GmbH
Tantalum	H.C. Starck Inc.
Tantalum	H.C. Starck Ltd.
Tantalum	H.C. Starck Smelting GmbH & Co. KG
Tantalum	Plansee SE Reutte
Tantalum	Global Advanced Metals Boyertown
Tantalum	Global Advanced Metals Aizu
Tin	Jiangxi Ketai Advanced Material Co., Ltd.
Tin	Alpha
Tin	Cooperativa Metalurgica de Rondônia Ltda.
Tin	CV Gita Pesona
Tin	PT Justindo
Tin	PT Aries Kencana Sejahtera
Tin	CV Serumpun Sebalai
Tin	CV United Smelting
Tin	Dowa
Tin	EM Vinto
Tin	Fenix Metals
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.
Tin	Gejiu Kai Meng Industry and Trade LLC
Tin	China Tin Group Co., Ltd.
Tin	Malaysia Smelting Corporation (MSC)
Tin	Metallic Resources, Inc.
Tin	Mineração Taboca S.A.
Tin	Minsur
Tin	Mitsubishi Materials Corporation
Tin	O.M. Manufacturing (Thailand) Co., Ltd.
Tin	Operaciones Metalurgical S.A.
Tin	PT Artha Cipta Langgeng
Tin	PT Babel Inti Perkasa
Tin	PT Bangka Putra Karya
Tin	PT Bangka Tin Industry
Tin	PT Belitung Industri Sejahtera
Tin	PT BilliTin Makmur Lestari
Tin	PT Bukit Timah
Tin	PT DS Jaya Abadi
Tin	PT Eunindo Usaha Mandiri
Tin	PT Mitra Stania Prima
Tin	PT Panca Mega Persada
Tin	PT Prima Timah Utama
Tin	PT Refined Bangka Tin
Tin	PT Sariwiguna Binasentosa

Tin	PT Stanindo Inti Perkasa
Tin	PT Timah (Persero) Tbk Kundur
Tin	PT Timah (Persero) Tbk Mentok
Tin	PT Tinindo Inter Nusa
Tin	Rui Da Hung
Tin	Soft Metais Ltda.
Tin	Thaisarco
Tin	VQB Mineral and Trading Group JSC
Tin	White Solder Metalurgia e Mineração Ltda.
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.
Tin	Yunnan Tin Company Limited
Tin	CV Venus Inti Perkasa
Tin	Magnu's Minerais Metais e Ligas Ltda.
Tin	PT Wahana Perkit Jaya
Tin	Melt Metais e Ligas S.A.
Tin	PT ATD Makmur Mandiri Jaya
Tin	Phoenix Metal Ltd.
Tin	O.M. Manufacturing Philippines, Inc.
Tin	PT Inti Stania Prima
Tin	CV Ayi Jaya
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company
Tin	PT Cipta Persada Mulia
Tin	An Vinh Joint Stock Mineral Processing Company
Tin	Resind Indústria e Comércio Ltda.
Tin	Metallo-Chimique N.V.
Tin	Elmet S.L.U.
Tin	PT Bangka Prima Tin
Tungsten	A.L.M.T. TUNGSTEN Corp.
Tungsten	Kennametal Huntsville
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.
Tungsten	Fujian Jinxin Tungsten Co., Ltd.
Tungsten	Global Tungsten & Powders Corp.
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.
Tungsten	Japan New Metals Co., Ltd.
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.
Tungsten	Kennametal Fallon
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.
Tungsten	Wolfram Bergbau und Hütten AG
Tungsten	Xiamen Tungsten Co., Ltd.
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.

Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.
Tungsten	Pobedit, JSC
Tungsten	H.C. Starck GmbH
Tungsten	H.C. Starck Smelting GmbH & Co.KG
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji
Tungsten	Niagara Refining LLC
Tungsten	Honeywell Electronic Materials, Inc

Countries of origin of the conflict minerals these facilities process are believed to include:  Australia, Banka Island, Bolivia, Brazil, Brazil, Canada, China, Ethiopia, Germany, India, Indonesia, Japan, Kazakhstan, Kuala Lumpur, Malaysia, Mexico, Mozambique, Namibia, Peru, Russia, Rwanda, Sierra Leone, Thailand, USA, Zimbabwe.

Future Due Diligence Measures

During the reporting period for the calendar year ending December 31, 2016, we are continuing to engage in the activities described above in “Design of Conflict Minerals Program” and “Due Diligence.”  In our efforts to attain a conflict-free supply chain for our products, we intend to continue to contact our suppliers and require our entire supply chain to identify smelter and mining source information for the tin, tantalum, tungsten and gold in the items supplied to GigPeak.  As disclosed above, for the 2016 reporting period, we will survey the individual vendors of Magnum, which was acquired by us on April 5th, 2016, that are supplying metal for our products, including those resulting from the acquisition of Magnum.